EXECUTION VERSION

CONTRIBUTION AGREEMENT

by and among

AEP RAIL CORP.,

IRL HOLDING LLC,

AMERICAN RAILCAR LEASING, LLC, and

For the purposes of Article 7, IEP ENERGY HOLDING LLC

Dated September 20, 2013

CONTRIBUTION AGREEMENT
Table of Contents

1.34	“NewCo”	4
1.35	“NewCo Deductible”	4
1.36	“NewCo Indemnified Persons”	4
1.37	“New Transferred Interest Debt”	4
1.38	“Order”	4
1.39	“Party”	4
1.40	“Percentage Interest”	4
1.41	“Permitted Liens”	4
1.42	“Person”	5
1.43	“Pre-Closing Cash Contribution”	5
1.44	“Railcars”	5
1.45	“Tax” or “Taxes”	5
1.46	“Tax Purposes”	5
1.47	“Tax Returns”	5
1.48	“Transfer Date”	5
1.49	“Transferred Interest”	5
1.50	“Treasury Regulations”	5
Article 2 CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS GRANTED		5
2.1	NewCo’s Capital Contribution	5
2.2	Closing	6
Article 3 REPRESENTATIONS AND WARRANTIES OF NEWCO		6
3.1	Corporate Existence and Power	6
3.2	Valid and Enforceable Agreement; Authorization; Non-contravention	7
3.3	Capitalization and Ownership	7
3.4	Title, Condition of Transferred Interest	7
3.5	No Operating History	7
3.6	Brokers, Finders	8
Article 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8
4.1	Corporate Existence and Power	8
4.2	Capitalization	8
4.3	Valid and Enforceable Agreement; Authorization	8
4.4	Non-Contravention	9
4.5	Taxes	9
4.6	Financial Statements	9
4.7	Absence of Changes	10
4.8	Brokers, Finders	10
4.9	Title to Assets	10

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4.10	Railcars	10
4.11	Leases	10
4.12	Liabilities	10
4.13	Insurance	11
Article 5 ADDITIONAL COVENANTS OF THE PARTIES		11
5.1	Transferred Interest.	11
5.2	Company Financing	12
5.3	Further Assurances; Cooperation	12
5.4	Confidentiality	13
5.5	Public Disclosure	13
5.6	Tax Treatment of the Transactions	13
Article 6 CLOSING DELIVERABLES OF THE PARTIES		13
6.1	Deliveries of NewCo at Closing	13
6.2	Deliveries of HoldCo at Closing	14
6.3	Deliveries of the Company at Closing	14
Article 7 INDEMNIFICATION		14
7.1	Indemnification by HoldCo	14
7.2	Indemnification by NewCo	15
7.3	Notice of Claim	15
Article 8 MISCELLANEOUS PROVISIONS		16
8.1	Notice	16
8.2	Entire Agreement	17
8.3	Amendment and Modification	17
8.4	Assignment; Binding Agreement	17
8.5	Waiver of Compliance; Consents	17
8.6	Expenses	17
8.7	Counterparts	17
8.8	Severability	18
8.9	Remedies Cumulative	18
8.10	Governing Law	18
8.11	No Third Party Beneficiaries or Other Rights	18
8.12	Submission to Jurisdiction	18
8.13	Waiver of Jury Trial	18
8.14	Disclosure Schedules	19
8.15	Headings; Interpretation	19

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CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of this 20th day of September, 2013, by and among AEP Rail Corp., a Delaware corporation (“NewCo”), IRL Holding LLC, a Delaware limited liability company (“HoldCo”), American Railcar Leasing, LLC, a Delaware limited liability Company (the “Company), and, for the purposes of Article 7, IEP Energy Holding LLC, a Delaware limited liability company. NewCo, HoldCo and the Company are each referred to herein as a “Party” and together as the “Parties”. Capitalized terms not otherwise defined herein are defined in Article 1.

RECITALS

WHEREAS, HoldCo is the sole member of the Company; and

WHEREAS, HoldCo wishes to amend and restate the operating agreement of the Company in the form of the Fifth Amended and Restated Operating Agreement attached hereto as Exhibit A (the “Fifth Amended and Restated Operating Agreement”); and

WHEREAS, in exchange for the Cash Contribution and the fulfillment of the covenants contained in Section 5.1 of this Agreement, NewCo desires to acquire and the Company wishes to grant a 75% Percentage Interest and a related Capital Account in the Company to NewCo.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

Article 1
DEFINITIONS

The following terms shall have the meanings set forth below in this Article 1.

1.1            “Affiliate” means with respect to any Person, any other Person which is controlling, controlled by, or under common control with, directly or indirectly through any Person, the Person referred to, and, if the Person referred to is a natural person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.2           “Agreed Value” shall mean $458,336,000.

1.3           “Agreement” means this Contribution Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including the Disclosure Schedules and Exhibits hereto.

1.4           “Business Day” means any day which is not a Saturday, Sunday or legal holiday in the State of Missouri, United States of America.

1.5           “Capital Account” shall have the meaning set forth in the Fifth Amended and Restated Operating Agreement.

1.6           “Cash Contribution” means two hundred seventy eight million eight hundred fifty two thousand dollars ($278,852,000).

1.7           “Closing” means the consummation of the transactions contemplated by this Agreement, as provided for in Section 2.2.

1.8           “Closing Date” means October 2, 2013.

1.9            “Code” means the Internal Revenue Code of 1986 as amended from time to time.

1.10         “Company” has the meaning set forth in the first paragraph hereof, except that references to the Company in Article 4 and any related definitions shall be deemed to include the Company and its majority-owned subsidiaries; provided, however, that references to the Company in Section 4.1(a) and Section 4.2(a) shall not include such subsidiaries.

1.11         “Company Debtor” has the meaning set forth in the Section 5.2(a).

1.12         “Confidential Information” has the meaning set forth in Section 5.4.

1.13         “Contract” means any contract, agreement, understanding, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument, open purchase order, or offer, written or oral, express or implied.

1.14          “Financial Statements” has the meaning set forth in Section 4.6.

1.15         “Fifth Amended and Restated Operating Agreement” has the meaning set forth in the Recitals.

1.16          “GAAP” means the accounting principles generally accepted in the U.S., including as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, and applied consistently throughout the periods involved.

1.17         “Government” means the United States of America, any other nation or state, any U.S. State, any federal, bilateral or multilateral governmental authority, any possession, territory, local, county, district, city or other governmental unit or subdivision, and any branch, entity, agency, or judicial body of any of the foregoing.

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1.18         “Governmental Entity”  means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to federal, state or local government or international, multinational or other government and any bodies exercising powers derived from the authority of those entities, including any department, commission, board, agency, court, bureau, official or other self-regulatory, regulatory, administrative, quasi-governmental or judicial authority thereof.

1.19         “HoldCo Deductible” has the meaning set forth in Section 7.2(b).

1.20         “IEP Energy” has the meaning set forth in Section 7.2(a).

1.21         “Indemnified Losses” has the meaning set forth in Section 7.1(a).

1.22         “Indemnified Party” has the meaning set forth in Section 7.3.

1.23         “Indemnifying Party” has the meaning set forth in Section 7.3.

1.24         “IRS” means the United States Internal Revenue Service.

1.25         “Knowledge” or “knowledge” means (i) the actual awareness of a particular fact, and (ii) knowledge that would have been acquired by an officer or director of NewCo or the Company, as applicable, upon due inquiry and investigation, including to the extent that a known fact or matter would motivate a reasonably prudent individual to investigate, the awareness of a fact that a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation and due inquiry concerning that actually known fact or matter. The words “know,” “knowing” and “known” shall be construed accordingly.

1.26         “Law” means any statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any Government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by Law.

1.27         “Leasing LLC” means AEP Leasing LLC.

1.28         “Leasing LLC Interest” has the meaning set forth in Section 3.4.

1.29         “Leasing LLC Railcars” means all railcars owned by Leasing LLC

1.30         “Liability” or “Liabilities” means all debts, adverse claims, liabilities and/or obligations, direct, indirect, absolute or contingent, whether accrued, vested or otherwise and whether or not reflected or required to be reflected on the financial statements of a Person.

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1.31         “Lien” means any lien, security interest, mortgage, indenture, deed of trust, pledge, charge, adverse claim, easement, restriction or other encumbrance.

1.32         “Losses” has the meaning set forth in Section 7.1(a).

1.33         “Material Adverse Change” means any effect or change materially adverse to the business, assets, financial condition, or results of operations of the Company; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Change: any adverse change or effect arising from or relating to (i) general business or economic conditions (ii) acts of God, natural disasters, or national or international political or social conditions, including riots, insurrections, the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States (iii) financial, banking, or securities markets disruption (iv) changes in GAAP or accounting principles (or interpretations thereof), (v) changes in Laws or (vi) the taking of any action by the Company contemplated by this Agreement; provided that in the cases of clauses (i) through (v), such changes do not disproportionately affect the Company relative to other companies in the industries in which the Company operates.

1.34         “NewCo” has the meaning set forth in the first paragraph hereof.

1.35         “NewCo Deductible” has the meaning set forth in Section 7.1(b).

1.36         “NewCo Indemnified Persons” has the meaning set forth in Section 7.1(a).

1.37         “New Transferred Interest Debt” has the meaning set forth in Section 5.2(a).

1.38         “Order” means an order, writ, injunction, or decree of any court or Government.

1.39          “Party” has the meaning set forth in the first paragraph hereof.

1.40         “Percentage Interest” has the meaning set forth in the Fifth Amended and Restated Operating Agreement.

1.41          “Permitted Liens” means (a) all Liens for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceeds (provided required payment have been made in connection with any such contest and for which adequate reserves reflected in the Financial Statements under GAAP have been made), (b) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business, (c) easements, rights of way and restrictions, zoning ordinances and other similar Liens affecting the real property and disclosed in policies of title insurance, and (d) statutory Liens in favor of lessors arising in connection with any property leased to the Company.

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1.42         “Person” means and shall include a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof) and shall be construed broadly.

1.43         “Pre-Closing Cash Distribution” has the meaning set forth in Section 4.7.

1.44         “Railcars” has the meaning set forth in Section 4.9.

1.45          “Tax” or “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, real and personal property, unclaimed property, capital, severance, premium, windfall profits, customs, duties, ad valorem, recapture, alternative minimum, value added and excise taxes; and any other Government charges of the same or similar nature, including any interest, penalty or addition thereto. Any one of the foregoing Taxes shall be referred to sometimes as a “Tax.”

1.46         “Tax Purposes” has the meaning set forth in Section 5.6.

1.47         “Tax Returns” means all reports, estimates, declarations, claims for refund, information statements and returns relating to or required by Law to be filed in connection with any Taxes, and all information returns (e.g., Form W-2, Form 1099) and reports relating to Taxes and Taxes payable by, pursuant to or in connection with any Plans, including any amendment or supplement thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”

1.48         “Transfer Date” has the meaning set forth in Section 5.1(a).

1.49         “Transferred Interest” has the meaning set forth in Section 5.1(a).

1.50         “Treasury Regulations” means the rules and regulations promulgated under the Code issued by the U.S. Department of Treasury.

Article 2
CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS GRANTED

2.1           NewCo’s Capital Contribution.

(a)          Subject to the terms and conditions stated herein, at the Closing on the Closing Date, NewCo agrees to contribute, convey, transfer and assign to the Company, the Cash Contribution, in the manner set forth in this Agreement.

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(b)          In consideration of the contribution, conveyance, transfer and assignment of the Cash Contribution by NewCo to the Company, in reliance upon the representations, warranties and covenants made herein by NewCo, the Company, in full payment for the Cash Contribution, agrees to grant NewCo all right, title and interest to 75% of the Percentage Interests in the Company pursuant and subject to the terms of the current operating agreement of the Company and the Fifth Amended and Restated Operating Agreement and shall credit NewCo’s Capital Account with the Cash Contribution.

2.2           Closing.     The Closing shall take place at 9:00 a.m. on the Closing Date, at the offices of Bryan Cave LLP, 211 N. Broadway, Suite 3600, St. Louis, Missouri, 63102, or at such other place as the Parties may agree in writing. At Closing, NewCo shall deliver or cause to be delivered to the Company or to such account(s) as shall be designated by the Company (it being agreed that any payment to an account or accounts for the benefit of Persons other than the Company shall be for convenience only and shall be deemed to have been paid to the Company and then distributed by the Company to such Persons), by wire transfer of immediately available funds, in accordance with the wire transfer instructions set forth on Disclosure Schedule 2.2, the Cash Contribution and shall deliver or cause to be delivered to the Company and/or HoldCo, as applicable, the other deliverables identified in Section 6.1. At Closing, HoldCo shall deliver or cause to be delivered to the Company and/or NewCo, as applicable, the deliverables identified in Section 6.2. At Closing, the Company shall cause to be delivered to NewCo and/or HoldCo, as applicable, the deliverables identified in Section 6.3.

Article 3
REPRESENTATIONS AND WARRANTIES OF NEWCO

NewCo hereby makes the following representations and warranties, each of which is true and correct on the Closing Date and shall survive the Closing and the transactions contemplated hereby to the extent set forth herein.

3.1           Corporate Existence and Power.

(a)          NewCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)          NewCo has all requisite corporate power and authority to own, lease and use its assets and to transact the business in which it is engaged, and holds all authorizations, franchises, licenses and permits required therefor and all such authorizations, franchises, licenses and permits are valid and subsisting.

(c)          NewCo has the full power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

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3.2           Valid and Enforceable Agreement; Authorization; Non-contravention.

(a)          This Agreement has been duly executed and delivered by NewCo and constitutes a legal, valid and binding obligation of NewCo, enforceable against NewCo in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity.

(b)          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary corporate actions on the part of NewCo.

(c)          NewCo is not a party to, subject to or bound by any Contract, Law or Order which does or would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time, or both) by the execution, delivery or performance by NewCo of this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. Except as set forth on Disclosure Schedule 3.2, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Government or third party is required in connection with the execution, delivery or performance of this Agreement or the LLC Agreement by NewCo or the consummation by NewCo of the transactions contemplated hereby and thereby, except for any such permits, consents, waivers, approvals, authorizations, declarations, filings or registrations the failure of which to obtain would not have a material adverse effect with respect to NewCo. The transactions contemplated hereby will not result in the creation of any Lien against the Company, NewCo or any of their respective properties or assets.

3.3           Capitalization and Ownership.   The authorized shares of NewCo and the names, addresses and holdings of the record holders thereof are set forth in Disclosure Schedule 3.3. Such shares constitute the only issued and outstanding capital stock of NewCo.

3.4            Title, Condition of Transferred Interest.

On the Transfer Date, NewCo will have good, marketable and indefeasible title to all of the ownership interests of Leasing LLC (the “Leasing LLC Interest”), free and clear of any encumbrances. On the Transfer Date, NewCo will have the full power and authority to convey, transfer and assign the Leasing LLC Interest, free and clear of all encumbrances, pursuant to the covenants of this Agreement. To the knowledge of NewCo, the tangible assets of Leasing LLC, including the Leasing LLC Railcars, and are in good operating condition and repair and have been maintained in accordance with normal industry practice. Leasing LLC has good, marketable and indefeasible title to the Leasing LLC Railcars.

3.5           No Operating History.   Except for the assets used to make the Cash Contribution and the contribution of the Leasing LLC Interest, NewCo has no assets or Liabilities.

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3.6           Brokers, Finders.   No finder, broker, agent, or other intermediary, acting on behalf of any Seller or the Company, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties, each of which is true and correct on the Closing Date and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

4.1           Corporate Existence and Power.

(a)          The Company is a limited liability company, validly existing and in good standing under the laws of the State of Delaware.

(b)          The Company has all requisite corporate power and authority to own, lease and use its assets and to transact the business in which it is engaged, and holds all authorizations, franchises, licenses and permits required therefor.

(c)          The Company has the full power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

4.2           Capitalization

(a)          HoldCo is the sole member of the Company and holds all of the Percentage Interests in the Company.

(b)          The issuance of Percentage Interests in the Company to NewCo has been duly authorized by the Company and, when issued and delivered to NewCo in accordance with the terms of this Agreement, will be validly issued in accordance with the Fifth Amended and Restated Operating Agreement of the Company.

4.3           Valid and Enforceable Agreement; Authorization.

This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of the Company. The Company has full authority to enter into and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

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4.4           Non-Contravention.

The Company is not a party to, subject to or bound by any Contract, Law or Order which would (i) be breached or violated or its obligations thereunder accelerated or increased (whether or not with notice or lapse of time, or both) by the execution or delivery by the Company of this Agreement or the performance by the Company of the transactions contemplated by this Agreement except for any necessary consents under Contracts which have been obtained, or (ii) prevent the carrying out of the transactions contemplated hereby. Except as otherwise provided for herein and except for any necessary consents under Contracts which have been obtained, no waiver or consent of any third person or governmental authority is required for the execution of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. The transactions contemplated hereby will not result in the creation of any Lien against the Company or any of its properties or assets. The Company has all approvals, permits, licenses and any similar authority necessary to own the Railcars and conduct its business as is now being conducted.

4.5           Taxes.

(a)          The Company has filed, or caused to be filed, on a timely basis all material Tax Returns, and such Tax Returns are true, correct and complete in all material respects.

(b)          All material Taxes due and owing by the Company (whether or not reflected on any Tax Return) have been timely and fully paid.

(c)          The Company has timely and properly withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)          There are no Liens for Taxes (other than Permitted Liens) upon any assets of the Company.

(e)          The Company has not received from any federal, state, local or foreign Tax authority (including jurisdictions where the Company has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company.

4.6           Financial Statements.

(a)          Attached as Disclosure Schedule 4.6 are the audited balance sheets of the Company as of December 31, 2011 and 2012, and the interim unaudited balance sheet of the Company as of March 31, 2013 and the related statements of income, retained earnings and cash flows together with notes and schedules thereto (collectively, the “Financial Statements”).

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The Financial Statements were derived from the books and records of the Company and (i) are true, complete and correct, (ii) present fairly the financial position and results of operations and cash flows of the Company at the dates and for the periods indicated, and (iii) except as set forth on Disclosure Schedule 4.6, have been prepared in accordance with GAAP, applied on a consistent basis, subject in the case of the interim Financial Statements, to normal year-end adjustments and the absence of footnotes.

4.7           Absence of Changes.  Except as set forth in this Section 4.7, since December 31, 2012, the Company has operated only in the ordinary course of business and there has been (a) no Material Adverse Change, (b) no material loss, destruction or damage to, or disruption in the use of, any material property or material asset of the Company, and (c) no change in accounting methods (resulting in a material amount of Taxes due and payable) or annual Tax accounting period. After March 31, 2013 and on or before the date hereof, the Company distributed to HoldCo (i) Seventy One Million One Hundred Forty Eight Thousand Dollars ($71,148,000) in cash (the “Pre-Closing Cash Distribution”) and (ii) the certain Secured Promissory Note issued by Carl C. Icahn with a principal amount of One Hundred Sixty Five Million Dollars ($165,000,000), together with accrued interest thereon, dated October 28, 2004, as amended.

4.8           Brokers, Finders.   No finder, broker, agent, or other intermediary, acting on behalf of any Seller or the Company, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

4.9           Title to Assets.   Except as set forth on Disclosure Schedule 4.9, the Company has all legal and beneficial title to the railcars set forth in the Financial Statements (the “Railcars”), free and clear of all Liens, other than Permitted Liens.

4.10         Railcars. The Railcars are free from material defects and in good order and repair, subject to normal wear and tear. The Railcars are in compliance with all applicable Laws governing the use and maintenance thereof and are in material compliance with manufacturer’s warranties (to the extent such warranties are or should be available other than due to the passage of time). There are no known claims or liabilities arising as a result of the operation or use of any Railcar, as to which the Company would be or become liable.

4.11         Leases. The Company is not in material default of its obligations as “lessor” (or other comparable capacity) under any lease related to any Railcar and, to the Knowledge of the Company, there are no defaults by any lessee under any such lease. To the Knowledge of the Company, each such lease is valid and in full force and effect.

4.12         Liabilities. The Company does not have any material Liabilities other than Liabilities that are set forth in the Financial Statements.

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4.13         Insurance. The Company currently maintains insurance policies relating to its business and covering property, fire, casualty, liability, workers’ compensation and all other forms of insurance customarily obtained by businesses in the same industry (the “Insurance Policies”). The Company has paid all premiums due under the Insurance Policies, is not in default regarding any provision of any Insurance Policy and has not failed to present any notice or claim thereunder in a timely fashion. The Insurance Policies (a) are in full force and effect; (b) insure against risks of the kind customarily insured against and in amounts customarily carried by similarly situated businesses and (c) provide adequate insurance coverage for the activities of the Company.

Article 5
ADDITIONAL COVENANTS OF THE PARTIES

5.1           Transferred Interest.

(a)          On or after January 1, 2014, but in no event later than January 15, 2014 (the “Transfer Date”), NewCo will transfer all of its right, title and interest in Leasing LLC to the Company (the “Transferred Interest”). The fair market value of the Transferred Interest on the Transfer Date shall be equal to or greater than the Agreed Value. The Company shall credit Newco’s Capital Account by the fair market value of the Transferred Interest.

(b)          Except in the ordinary course of business, during the period between the Closing Date and the Transfer Date, NewCo shall ensure and direct that Leasing LLC shall not distribute any property other than cash to its members, including without limitation any income earned during the period between the Closing Date and the Transfer Date.

(c)          NewCo shall be responsible for all Liabilities incurred or accrued, or arising out of events occurring, prior to the Transfer Date, or as a result of the transactions contemplated by this Agreement with respect to all Transferred Interest. NewCo, or an Affiliate thereof, shall be responsible for providing or causing to be provided insurance coverage for the Leasing LLC Railcars prior to the Transfer Date.

(d)          In the event that NewCo fails to Complete the transfer of the Transferred Interest prior to the Transfer Date, then, in addition to any other remedies available to the Company and HoldCo under this Agreement, at law or in equity, the Percentage Interest held by NewCo shall be reduced to 37.5% Percentage Interest.

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5.2           Company Financing.

(a)          Promptly following the Transfer Date, NewCo shall cause the Company or a subsidiary thereof (in either case, the “Company Debtor”), to obtain financing from third party lenders in an amount of three hundred eighty one million three hundred forty nine thousand dollars ($381,349,000) (the “New Transferred Interest Debt”). HoldCo shall deliver a guaranty of ACF Industries Holdings LLC (“ACF Industries”) of all amounts due under the New Transferred Interest Debt; provided that the terms of such guarantee, including the minimum amount of assets maintained by ACF Industries, shall be reasonably sufficient to ensure Holdco complies with the intent set forth in Section 5.2(c) and ACF Industries shall at all times maintain a net worth at least equal to the amount of the New Transferred Interest Debt.

(b)          Upon receipt of the New Transferred Interest Debt, NewCo shall cause the Company Debtor to distribute to HoldCo cash equal to $381,349,000, provided that ACF Industries has guaranteed the New Transferred Interest Debt in accordance with Section 5.2(a).

(c)          The Parties intend that (i) the distribution of borrowed funds to HoldCo shall qualify as a “debt-financed transfer” under Treasury Regulations Section 1.707-5(b), and (ii) HoldCo’s share of the Company’s liabilities under the New Interest Railcar Debt with respect to the borrowed funds under Section 1.752-2 and 1.707-5(a)(2)(i) of the Treasury Regulations shall be the entire amount of the Company’s liabilities under the New Transferred Interest Debt with respect to the borrowed funds. The Parties agree to act at all times in a manner consistent with the provisions of this Section 5.2(c), except with the prior written consent of HoldCo. Except for amounts that must be prepaid pursuant to the loan agreements and documents governing the New Transferred Interest Debt, for a period of 3 years, the Company Debtor will not make any payment that would reduce the outstanding principal balance of the Company Debtor’s liabilities under the New Transferred Interest Debt, other than with the proceeds of a successor debt that (i) qualifies as, and is treated by the Company Debtor as, a continuation of the debt repaid under Section 1.707-5(c) of the Treasury Regulations, and (ii) is treated as allocable entirely to HoldCo under the principles of the debt-financed transfer exception to the disguised sale rules provided in Section 1.707-5(b) of the Treasury Regulations.

(d)          Promptly following the Transfer Date, NewCo shall cause the Company to make a cash distribution to HoldCo in an amount equal to three million dollars ($3,000,000). Such distribution shall be deemed to be a guaranteed payment within the meaning of section 707(c).

5.3           Further Assurances; Cooperation. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

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5.4           Confidentiality. The Parties acknowledge that the Confidential Information of the other Party is valuable and proprietary to the Party and agrees not to, directly or indirectly, publish, disseminate or otherwise disclose any Confidential Information or developments of the Company without the prior written consent of the other Party. For purposes of this Agreement, the term “Confidential Information” means any and all information not publicly available or generally available to the industry, which relates to specific matters concerning the Party.

5.5           Public Disclosure. The Parties to this Agreement shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby and no such press release or other public disclosure shall be made without the consent of the other Parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that the Parties may make such disclosure to the extent permitted above or to the extent required by applicable law, including the requirements of the NASDAQ Stock Exchange or the United States Securities and Exchange Commission.

5.6            Tax Treatment of the Transactions. The Parties agree and acknowledge that the transactions contemplated by this Agreement, taken together, are intended to be treated, for purposes of federal income taxation and for purposes of certain state income tax laws that incorporate or follow federal income tax principles (“Tax Purposes”), as contributions by HoldCo of its interests in the Company assets and liabilities and by NewCo of the Cash Contribution to a partnership under Code Section 721(a). The Parties shall file all Tax Returns in a manner consistent with this intended Tax treatment.

Article 6
CLOSING DELIVERABLES OF THE PARTIES

6.1           Deliveries of NewCo at Closing . At the Closing, NewCo shall make or tender, or cause to be made or tendered, delivery of the following:

(a)          to the Company or to such account(s) as shall be designed by the Company (it being agreed that any payment to an account or accounts for the benefit of Persons other than the Company shall be for convenience only and shall be deemed to have been paid to the Company and then distributed by the Company to such Persons), by cash or wire transfer, the Cash Contribution, in accordance with the wire transfer instructions set forth on Disclosure Schedule 2.2;

(b)          The Fifth Amended and Restated Operating Agreement, the form of which is attached hereto as Exhibit A, duly executed by NewCo;

(c)          a properly completed and executed IRS Form W-9;

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(d)          such other customary documents, instruments or certificates as shall be reasonably requested by the Company or HoldCo and as shall be consistent with the terms of this Agreement.

6.2           Deliveries of HoldCo at Closing. At the Closing, HoldCo shall make or tender, or cause to be made or tendered, delivery of the following to the Company and NewCo:

(a)          The Fifth Amended and Restated Operating Agreement. the form of which is attached hereto as Exhibit A, duly executed by HoldCo;

(b)          such other customary documents, instruments or certificates as shall be reasonably requested by the Company or NewCo and as shall be consistent with the terms of this Agreement.

6.3           Deliveries of the Company at Closing . At the Closing, the Company shall make or tender, or cause to be made or tendered (and NewCo shall cause the Company to make or tender, or cause to be made or tendered), delivery of the following:

(a)          to NewCo, Percentage Interests and a related Capital Account representing 75% of the Percentage Interests in the Company;

(b)          to HoldCo, Percentage Interests and a related Capital Account representing 25% of the Percentage Interests in the Company; and

(c)          such other customary documents, instruments or certificates as shall be reasonably requested by NewCo or HoldCo and as shall be consistent with the terms of this Agreement.

Article 7
INDEMNIFICATION

7.1           Indemnification by HoldCo.

(a)          Subject to the terms and conditions of this Article 7, HoldCo shall indemnify and hold harmless NewCo and its Affiliates (including, but not limited to the Company, NewCo and any direct or indirect parent of NewCo, including, but not limited to, American Entertainment Properties Corp. and Icahn Enterprises L.P.) and the members, stockholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (collectively, the “NewCo Indemnified Persons”), from and against any and all claims, losses, monetary damages, liabilities, fines, fees, penalties, expenses, taxes net of any present or future tax benefits, or costs (“Losses”), plus reasonable attorneys’ fees and expenses, including court costs and expert witness fees and costs, incurred in connection with Losses and/or enforcement of this Agreement (in all, “Indemnified Losses”) incurred or to be incurred by any of them resulting from or arising out of (i) any breach or violation of a representation or warranty made by the Company in Article 4 of this Agreement, (ii) any breach or violation of a covenant or agreement made by HoldCo or the Company in this Agreement, including the provisions of Article 5 of this Agreement, or (iii) any adjustment or recharacterization with respect to income Taxes by any federal or state taxing authority, including but not limited to the IRS, to the income tax treatment of the transactions contemplated by this Agreement as reported on the income tax returns of any NewCo Indemnified Person provided, however, such indemnification pursuant to (iii) shall not apply to the contribution of Leasing LLC contemplated by Section 5.1.

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(b)          HoldCo shall not be liable under Section 7.1(a) until the NewCo Indemnified Persons have incurred Indemnified Losses equal to or exceeding Six Million Dollars ($6,000,000.00) (the “NewCo Deductible”); and then HoldCo shall be liable only for such Indemnified Losses in excess of the NewCo Deductible. The aggregate amount of Indemnified Losses that HoldCo shall be liable for under Section 7.1(a) above shall not exceed Three Hundred Million Dollars ($300,000,000.00); provided, that the limitations set forth in this Section 7.1(b) shall not apply to Indemnified Losses arising from fraud.

7.2           Indemnification by NewCo.

(a)          Subject to the terms and conditions of this Article 7, IEP Energy Holding LLC (“IEP Energy”) shall indemnify and hold harmless each of HoldCo, the Company and its Affiliates, and the members, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (the “Company Indemnified Persons”) from and against any and all Indemnified Losses incurred or to be incurred by any of them resulting from or arising out of (i) any breach or violation of a representation or warranty made by NewCo in Article 3 of this Agreement or (ii) any breach or violation of a covenant or agreement made by NewCo in this Agreement.

(b)          IEP Energy shall not be liable under Section 7.2(a) until the HoldCo Indemnified Persons have incurred Indemnified Losses equal to or exceeding Two Million Dollars ($2,000,000.00) (the “HoldCo Deductible”); and then IEP Energy shall be liable only for such Indemnified Losses in excess of the HoldCo Deductible. The aggregate amount of Indemnified Losses that IEP Energy shall be liable for under Section 7.2(a) above shall not exceed One Hundred Million Dollars ($100,000,000.00); provided, that the limitations set forth in this Section 7.2(b) shall not apply to Indemnified Losses arising from fraud.

7.3           Notice of Claim. In the event that NewCo seeks indemnification on behalf of a NewCo Indemnified Person, or the Company seeks indemnification on behalf of a Company Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying Party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually irrevocably and materially prejudiced thereby. Subject to the terms hereof, the Indemnifying Party shall pay the amount of any valid claim not more than ten (10) days after the Indemnified Party provides notice to the Indemnifying Party of such amount.

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Article 8
MISCELLANEOUS PROVISIONS

8.1           Notice . All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) by facsimile, when receipt is confirmed, (c) on the next Business Day when sent by overnight courier, or (d) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to NewCo:

AEP Rail Corp.

100 Clark Street, Suite 201

St. Charles, MO 63301

Telephone: (636) 940-5000

Facsimile: (636) 940-5024

Attn: Umesh Choksi

If to HoldCo:

IRL Holding LLC

767 Fifth Avenue, 47th Floor

New York, NY 10153

Telephone: (212) 702-4300

Facsimile: (212) 750-5815

Attn: Keith Cozza

If to the Company:

American Railcar Leasing, LLC

100 Clark Street, Suite 201

St. Charles, MO 63301

Telephone: 636-940-5000

Facsimile: 636-940-5024

Attn: Umesh Choksi

With a copy to:

Bryan Cave LLP

211 N. Broadway, Suite 3600

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St. Louis, MO 63102

Telephone: 314-259-2545

Facsimile: 314-552-8545

Attn: John Welge

8.2           Entire Agreement. This Agreement and the Disclosure Schedules and Exhibits hereto embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

8.3           Amendment and Modification. To the extent permitted by applicable Law, this Agreement shall be amended, modified or supplemented only by a written agreement among NewCo, HoldCo and the Company.

8.4           Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors, and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise), by the Parties hereto without the prior written consent of the other Parties, except that NewCo shall have the right to transfer and assign any or all of its rights and obligations hereunder to any entity which at the time of such transfer and assignment is controlled by NewCo or by the Affiliates of NewCo provided that NewCo shall not be relieved of its obligations hereunder.

8.5           Waiver of Compliance; Consents. Any failure of any Party to comply with any obligation, covenant, agreement or condition herein may be waived by the other Parties, only by a written instrument signed by the Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.5.

8.6           Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

8.7           Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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8.8           Severability. If any other provision of this Agreement shall be determined to be contrary to Law and unenforceable by any court of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.9           Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law. Nothing contained herein shall be construed as limiting the Parties’ rights to redress for fraud.

8.10         Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

8.11         No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any Person not a Party hereto, or any such Person’s successors or assigns, any right to any benefits hereunder, and no such party shall be entitled to sue any Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities Laws.

8.12         Submission to Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the Parties in the courts of the State of Missouri, County of St. Louis, or, if it has or can acquire jurisdiction, the United States District Court for the Eastern District of Missouri and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action of proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

8.13         Waiver of Jury Trial.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 8.13.

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8.14         Disclosure Schedules. The sections of the Disclosure Schedules shall be arranged in separate parts corresponding to the numbered and lettered sections, and the disclosure in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and not any other representation or warranty (unless an express and specific reference to any other Disclosure Schedule which clearly identifies the particular item being referred is set forth therein).

8.15         Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article, Section, Disclosure Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Disclosure Schedule or Exhibit attached to this Agreement, respectively. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “include,” “includes,” “including,” and derivative or similar words shall be construed to be followed by the phrase “without limitation”; and (v) references herein to “days” are to consecutive calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles. All Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

AEP RAIL CORP.

By:	/s/ Sung Hwan Cho
Name: Sung Hwan Cho
Title: Chief Financial Officer & Vice President

IRL HOLDING LLC

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: Vice President & Treasurer

AMERICAN RAILCAR LEASING, LLC

By:	/s/ Umesh Choski
Name: Umesh Choski
Title: President

For the purposes of Article 7:

IEP ENERGY HOLDING LLC

By:	/s/ Sung Hwan Cho
Name: Sung Hwan Cho
Title: Chief Financial Officer

Signature Page to Contribution Agreement

TABLE OF DISCLOSURE SCHEDULES AND EXHIBITS

Disclosure Schedule 2.2	Wire Transfer Instructions
Disclosure Schedule 3.2	Governmental Approvals
Disclosure Schedule 3.3	NewCo Capitalization
Disclosure Schedule 4.6	Financial Statements
Disclosure Schedule 4.9	Title to Assets

Exhibit A             Form of Fifth Amended and Restated Operating Agreement

Exhibit A

Form of Fifth Amended and Restated Operating Agreement

Please see attached.